Exhibit (j)(2)

CONSENT OF INDEPENDENT VERIFICATION FIRM

As the independent verification firm for Oberweis Asset Management, Inc. (“Oberweis”), we hereby consent to reference to the firm-wide Global Investment Performance Services (GIPS) verification of Oberweis for the period covering January 1, 2015 through December 31, 2020, issued by Adviser Compliance Associates, LLC doing business as ACA Group, successor by merger to ACA Performance Services, LLC, and to related references to our firm, included in or made a part of the Prospectus dated April 1 2022, for the Oberweis Funds.

March 16, 2022

Adviser Compliance Associates, LLC

By:	/s/ Jaimie Douglas
Jaimie Douglas
Counsel